UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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bebe stores, inc.

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PROXY STATEMENT

AND NOTICE OF ANNUAL MEETING OF

SHAREHOLDERS

December 6, 2016, at 9:30 a.m. local time

10345 West Olympic Boulevard

Los Angeles, California 90064

Dear Fellow Shareholders:

You are cordially invited to attend the Annual Meeting of Shareholders to be held on December 6, 2016, at 9:30 a.m. local time, at our offices located at 10345 West Olympic Boulevard, Los Angeles, California 90064.

The formal Notice of Annual Meeting of Shareholders and Proxy Statement are attached and describe the matters to be acted upon by our shareholders.

It is important that your shares be represented and voted at the Annual Meeting. Accordingly, after reading the attached Proxy Statement, please complete, date, sign and return the accompanying form of proxy. Your vote is important, regardless of the number of shares you own.

Sincerely yours,

Manny Mashouf

Chief Executive Officer and

Chairman of the Board

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

December 6, 2016

This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of bebe stores, inc., a California corporation, for use at the Annual Meeting of Shareholders to be held on December 6, 2016, at 9:30 a.m., local time, at the Company’s offices located at 10345 West Olympic Boulevard, Los Angeles, California and at any adjournment thereof. It is being mailed to the shareholders on or about November 4, 2016. (“We,” “our,” “bebe” and the “Company” refer to bebe stores, inc.)

PROXY SUMMARY

bebe stores 2016 Annual Meeting Of Shareholders

December 6, 2016 9:30 a.m., local time	10345 West Olympic Blvd. Los Angeles, California

Voting Matters

ITEMS	BOARD RECOMMENDATION
To elect our five directors	FOR each nominee
To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm	FOR

Notice of Annual Meeting

of Shareholders

To be held December 6, 2016

NOVEMBER 4, 2016

To our Shareholders:

Notice is hereby given that the 2016 Annual Meeting of Shareholders (the “Annual Meeting”) of bebe stores, inc., a California corporation, will be held on December 6, 2016, at 9:30 a.m. local time, at our offices located at 10345 West Olympic Boulevard, Los Angeles, California 90064 for the following purposes:

1.

To elect the five director nominees named in the Proxy Statement to hold office as board members until the Company’s 2017 Annual Meeting of Shareholders and until their successors are duly elected and qualified, or until their earlier resignation or removal;

2.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending July 1, 2017; and
3.	To transact such other business as may properly come before the meeting.

Your board of directors recommends that you vote: “FOR” the election of the director nominees listed in the Company’s Proxy Statement for the Annual Meeting under the section caption “Election of Directors” and vote “FOR” the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending July 1, 2017.

Shareholders of record at the close of business on October 24, 2016, are entitled to notice of, and to vote at, the meeting and adjournments or postponements of the meeting.

Thank you for your continued support.

Sincerely yours,

Gary Bosch

Vice President, General Counsel and Corporate Secretary

PLEASE COMPLETE, DATE AND SIGN THE ACCOMPANYING FORM OF PROXY AND RETURN IT IN THE ENVELOPE PROVIDED AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING. IF YOU LATER DECIDE TO REVOKE YOUR PROXY FOR ANY REASON, YOU MAY DO SO IN THE MANNER DESCRIBED IN THE ATTACHED PROXY STATEMENT. IF YOU HOLD YOUR SHARES THROUGH AN ACCOUNT WITH A BROKERAGE FIRM, BANK, OR OTHER NOMINEE, PLEASE FOLLOW THE INSTRUCTIONS YOU RECEIVE FROM THE HOLDER OF RECORD IN ORDER TO VOTE YOUR SHARES.

PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS	1

General	1

PROPOSAL ONE: ELECTION OF DIRECTORS	3

General	3

CORPORATE GOVERNANCE	7

Committees of the Board	7

Director Nominees, Qualification, and Consideration	10

Board and Management Role in Risk Oversight	12

Risk Assessment in Compensation Programs	13

Certain Relationships and Related Transactions	13

Communications with Directors	15

SUMMARY OF NAMED EXECUTIVE OFFICER COMPENSATION	16

Narrative Disclosure on Compensation	16

Compensation Philosophy	17

Compensation Committee Action	18

Role of Compensation Consultant and Management	18

Total Direct Compensation	19

Compensation Components	19

Benefits and Perquisites	25

Severance, Change in Control Benefits and Related Matters	25

Section 162(m) of the Internal Revenue Code	26

Governing Policies Regarding Company Securities	26

Summary Compensation Table	27

REPORT OF THE COMPENSATION AND MANAGEMENT DEVELOPMENT COMMITTEE	30

PROPOSAL TWO: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	31

REPORT OF THE AUDIT COMMITTEE	33

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	34

SHAREHOLDER PROPOSALS TO BE PRESENTED AT NEXT ANNUAL MEETING	36

TRANSACTION OF OTHER BUSINESS	36

HOUSEHOLDING	36

ADDITIONAL INFORMATION	36

400 Valley Drive

Brisbane, California 94005

PROXY STATEMENT FOR ANNUAL

MEETING OF SHAREHOLDERS

The accompanying proxy statement is solicited by the board of directors (the “Board”) of bebe stores, inc., a California corporation, for use at our Annual Meeting of Shareholders to be held on December 6, 2016, or any adjournments or postponements of the meeting, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders.

General

Annual Report

Our annual report on Form 10-K for the fiscal year ended July 2, 2016, is enclosed with this proxy statement.

Voting Securities

Only shareholders of record as of the close of business on October 24, 2016, will be entitled to vote at the meeting and any adjournments or postponements of the meeting. As of that date, we had 80,069,785 shares of common stock outstanding, all of which are entitled to vote with respect to all matters to be acted upon at the Annual Meeting of Shareholders. Shareholders may vote in person or by proxy. Each shareholder of record is entitled to one vote for each share of stock held by him, her or it. Our bylaws provide that a majority of all of the shares of the stock entitled to vote, whether present in person or represented by proxy, shall constitute a quorum for the transaction of business at the meeting. Votes for and against, abstentions and “broker non-votes” will each be counted as present for purposes of determining the presence of a quorum.

We are mailing this proxy statement, the accompanying proxy card and the accompanying annual report on Form 10-K for the fiscal year ended July 2, 2016, on or about November 4, 2016, to all shareholders entitled to vote at the Annual Meeting.

Shares Held in “street name,” Broker Non-Votes and Routine Matters

If your shares are held of record by a broker, brokerage firm, broker-dealer, bank or other nominee in a fiduciary capacity (typically referred to as being held in “street name”), you should review the information provided to you by the holder of record. This information will describe the procedures you must follow in instructing the holder of record how to vote your “street name” shares and how to revoke your previous instructions.

A broker non-vote occurs when a broker submits a proxy card with respect to shares held in “street name” but declines to vote on a particular matter because the broker has not received voting instructions from the beneficial owner. Under the rules that govern brokers who are voting with respect to shares held in “street name,” brokers have the discretion to vote such shares on routine matters even if they have not received voting instructions from the beneficial owner, but not on non-routine matters. The only proposal this year which is considered a routine matter is the ratification of the appointment of our independent registered public accounting firm. The election of directors is considered “non-routine,” so your broker can only vote your shares if it receives voting instructions from you.

bebe stores, inc.	1

Solicitation of Proxies

We will bear the cost of soliciting proxies. In addition to soliciting shareholders by mail through our employees, we will request banks, brokers and other custodians, nominees and fiduciaries to solicit customers for whom they hold our stock and will reimburse them for their reasonable, out-of-pocket expenses. We may use the services of our officers, directors and others to solicit proxies, personally or by telephone, without additional compensation.

Voting of Proxies

All shares represented by a valid proxy received prior to the meeting will be voted, and where a shareholder specifies a choice with respect to any matter to be acted upon, the shares will be voted according to the specification made. If no choice is indicated on the proxy, except in the case of a broker non-vote on a non-routine matter, the shares will be voted as recommended by the board, and as follows: “FOR” the election of each of the director nominees listed under the caption “PROPOSAL ONE: ELECTION OF DIRECTORS” and “FOR” the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent public accounting firm for the year ending July 1, 2017, as described in “PROPOSAL TWO: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.”

A shareholder giving a proxy has the power to revoke his, her or its proxy, at any time prior to the time it is voted, by delivering to our Legal Department, at our principal offices located at 400 Valley Drive, Brisbane, California 94005, a written instrument revoking the proxy or a duly executed proxy with a later date, or by attending the meeting and voting in person.

Delivery of Proxy Statement

To reduce the expense of delivering duplicate voting materials to our shareholders who may have more than one bebe stock account in one household, with your consent and unless otherwise requested, we will only deliver one set of voting materials, which includes the proxy statement, proxy cards and the 2016 Annual Report on Form 10-K, to shareholders who share the same address.

If you share an address with another shareholder and have received only one set of voting materials, you may write or call us to request a separate copy of these materials at no cost to you. For future annual meetings, you may request separate voting materials, or request that we send only one set of voting materials to you if you are receiving multiple copies, by calling our Legal Department at: (415)715-3900, or by writing to us at: bebe stores, inc., 400 Valley Drive, Brisbane, California 94005.

NOTICE REGARDING INTERNET AVAILABILITY OF PROXY MATERIALS

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on December 6, 2016: This proxy statement and our 2016 Annual Report on Form 10-K are available on the Investors Relations page at http://investorrelations.bebe.com/sec-filings.

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bebe stores, inc.	2

PROPOSAL ONE: ELECTION

OF DIRECTORS

General

Our Board currently consists of five directors. At the recommendation of the Board’s Nominating and Corporate Governance Committee, the Board has designated five director nominees for election at the Annual Meeting of Shareholders. If elected, the nominees will serve as directors until our Annual Meeting of Shareholders in 2017 and until their respective successors are duly elected and qualified, or until their earlier resignation or removal. If a nominee declines to serve or becomes unavailable for any reason, or if another vacancy occurs before the election, although management knows of no reason to anticipate that this will occur, the Board may designate a substitute nominee, in which case the proxy holders will vote shares not represented by broker non-votes and for which they hold a valid proxy “for” the substitute nominee.

Vote Required and Board of Directors’ Recommendation

If a quorum representing a majority of all outstanding shares of common stock is present, either in person or by proxy, the five nominees for director receiving the highest number of votes “for” will be elected. If no choice is indicated, the shares will be voted in favor of election. Broker non-votes will be counted as present for purposes of determining the presence of a quorum, but will not have an effect on the outcome of the vote.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE NOMINEES LISTED BELOW.

Director Nominees

Below we have set forth our director nominees to be elected at this meeting, along with their age and current position(s), followed by a summary of background and business experience for each. The information set forth in the table has been furnished to us by each nominee.

Manny Mashouf	BACKGROUND
Age 78

Mr. Mashouf founded bebe stores, inc. and has served as Chairman of the Board since our incorporation in 1976. Mr. Mashouf served as our Chief Executive Officer during the periods 1976 to February 2004, January 2009 to January 2013 and February 2016 to present.

Chairman of the Board since 1976 Chief Executive Officer since 2016

bebe stores, inc.	3

PROPOSAL ONE: ELECTION OF DIRECTORS

Brett Brewer	BACKGROUND
Age 44

Mr. Brewer has served as a director since July 2014. Mr. Brewer is an Internet entrepreneur who has built, operated and sold Internet media companies. In 1998, he co-founded Intermix Media, which launched several on-line businesses including Myspace.com, Skilljam.com and Alena.com. He took Myspace public in 1999 and the company was sold to NewsCorp in October 2005. Mr. Brewer currently serves as the co-founder and Managing Director of CrossCut Ventures and as a director of Pacific Sunwear of California, Inc. He also serves as Vice Chairman and a Director of Adknowledge.com, a behavioral-based advertising technology company. In addition, Mr. Brewer is on the board of After School All-Stars, a non-profit organization that provides after school programs for kids. From 2007 to 2009, he served on the Board of Transworld Entertainment, a specialty music and video retailer with a national mall-based store portfolio. From 2004 to 2009, Mr. Brewer was a board member of Bizworld, a non-profit organization that teaches children about business, entrepreneurship and money management through project-based learning.

Director since 2014
Committees:
¡ Audit ¡ Nominating and Corporate Governance (Chair)

Corrado Federico	BACKGROUND
Age 75

Mr. Federico has served as a director since November 1996. From approximately 1997 through 2008, Mr. Federico served on the board of directors for Hot Topic, Inc., a publicly traded retail clothing company. He was President of Solaris Properties from 1990 until December 2008 and served as the President of Corado, Inc., a land development firm, from 1991 to 2014. From 1986 to 1991, Mr. Federico held the position of President and Chief Executive Officer of Esprit de Corp, Inc., a wholesaler and retailer of junior and children’s apparel, footwear and accessories.

Director since 1996
Committees:
¡ Compensation ¡ Nominating and Corporate Governance

Seth Johnson	BACKGROUND
Age 62	Mr. Johnson has served as director since July 2014. Mr. Johnson has served on the board of directors of Tilly’s, Inc. since 2011, Christopher & Banks Corporation since June 2016 and served on the board of directors, and as Lead Director, of True Religion Apparel, Inc. from 2010 to 2013. From 2007 to 2009, Mr. Johnson was an instructor in business strategy at Chapman University’s Argyros School of Business and Economics. From 2005 to 2006, Mr. Johnson served as the Chief Executive Officer of Pacific Sunwear of California, Inc. In addition, he was the Chief Operating Officer of Abercrombie & Fitch Co. from 1999 to 2004 and was its Chief Financial Officer from 1992 to 1998. Mr. Johnson has also previously served on the boards of Pacific Sunwear of California, DEI Holdings, Inc. and Abercrombie & Fitch, and currently serves on the board of the Pacific Symphony.
Director since 2014
Committees:
¡ Audit ¡ Compensation (Chair) ¡ Nominating and Corporate Governance

bebe stores, inc.	4

PROPOSAL ONE: ELECTION OF DIRECTORS

Robert Galvin	BACKGROUND
Age 57

Mr. Galvin has served as a director since November 2014. Mr. Galvin also serves on the board of directors for three retail companies: Big 5 Sporting Goods Corporation, Lands’ End, Inc. and Cherokee Global Brands. Mr. Galvin has served with Big 5 Sporting Goods since July 2015, with Lands End, a catalogue and on-line focused business, since May 2014 and with Cherokee since May 2012. In January 2014, Mr. Galvin founded Galvin Consulting, which provides strategic services to private equity firms and he also has retail experience that includes executive roles with numerous fashion and retail companies, including as Chief Executive Officer for Elie Tahari, Ltd. in 2013, President of Camuto Group from 2007 through 2011, Chief Operating Officer of Sports Brands International from 2003 through 2007 and Executive Vice President, Chief Financial Officer for Nine West Group from 1995 through 1999. Mr. Galvin was also a partner with the accounting firm of Deloitte & Touche LLP.

Director since 2014
Committees:
¡ Audit (Chair) ¡ Compensation

Independence

The Board has reviewed, considered and discussed each current director and director nominee relationship, both direct and indirect, with the Company and its subsidiaries and affiliates in order to determine whether such director or director nominee is independent for purposes of the Nasdaq Listing Rules. The Board has determined that four of the five members of the current board qualify as independent throughout the fiscal year ended July 2, 2016. Specifically, the Board has determined that Brett Brewer, Corrado Federico, Seth Johnson and Robert Galvin have no relationships with the Company (outside of their services as board members as the case may be) and each qualify as independent under the applicable Nasdaq Listing Rules.

The Board’s Chairman, Mr. Mashouf, does not qualify as independent because he is our Chief Executive Officer and Mr. Mashouf’s son, Daria Mashouf is our marketing specialist and his nephew is our Chief Digital and Technology Officer. Mr. Mashouf’s consulting firm, SKID Holdings, LLC, provided consulting services to the Board through December 31, 2015 and he provided consulting services to the Board prior to his being named Chief Executive Officer. (see “Certain Relationships and Related Transactions” below).

Change in Board Member Composition during, and subsequent to Fiscal 2016

Blair Lambert (our board member since July 2014) completed his term as board member through our annual meeting on December 15, 2015, and did not seek reelection.

On February 18, 2016, Jim Wiggett (our CEO since June 2014 and board member since December 2014) left the Company as CEO and resigned from the Board.

Director Compensation

The following table shows the compensation of the non-employee members of our Board for fiscal 2016.

Name(1)	Fees Earned or Paid in Cash	Stock Awards (2)	Total
Brett Brewer	$60,000	$65,197	$125,197
Corrado Federico	$50,000	$65,197	$115,197
Robert Galvin	$60,000	$65,197	$125,197
Seth Johnson	$60,000	$65,197	$125,197
Blair Lambert(3)	$15,000	$0	$15,000

(1)    During fiscal 2016, while Messrs. Mashouf and Wiggett served as CEO, they did not receive any additional compensation for serving as a director. All of the compensation paid to Messrs. Mashouf and Wiggett for their services to the Company is shown in the “Summary Compensation Table.”

bebe stores, inc.	5

PROPOSAL ONE: ELECTION OF DIRECTORS

(2)    On December 15, 2015, each non-employee director received an equity grant of 123,013 restricted stock units (“RSUs”), which represents the annual director equity fee. Amounts shown represent the grant date fair value of the awards granted by us in fiscal 2016, computed in accordance with FASB ASC Topic 718, based on our closing stock price of $0.53 on the grant date of December 15, 2015. The actual value, if any, that a director may realize from an award is contingent upon the satisfaction of the conditions to vesting in that award. Thus, there is no assurance that the value, if any, eventually realized by the director will correspond to the amount shown.

(3)    Mr. Lambert (our board member since July 2014) completed his term as board member through our annual meeting on December 15, 2015, and did not seek reelection. He did not receive equity awards for services on the Board during fiscal 2016.

The table below shows the aggregate number of stock options and RSUs outstanding for each non-employee director as of July 2, 2016.

Name	Aggregate Stock Options Outstanding as of July 2, 2016	Aggregate Stock Awards Outstanding as of July 2, 2016
Brett Brewer	0	123,013
Corrado Federico	295,739	123,013
Robert Galvin	0	123,013
Seth Johnson	0	123,013
Blair Lambert	0	0

Narrative Disclosure to Director Compensation Table

During fiscal 2016 non-employee directors (other than Mr. Mashouf) received the following compensation, based on the Board fee schedule (“2016 Director Fee Schedule”):

•	director cash fee of $60,000 per year for any non-employee, non-founder board member who holds a Committee chair position, payable in equal quarterly payments;

•	a director cash fee of $50,000 per year for any non-employee, non-founder board member who does not hold a Committee chair position, payable in equal quarterly payments; and

•	a director equity fee with a value of $65,000 for any non-employee, non-founder board member.

In addition to the cash and equity fees, we reimbursed all directors for their expenses incurred in attending meetings and up to $2,000 per year for their expenses incurred toward continuing board education.

The director equity fee is awarded as grants of RSUs, with a fixed grant value of $65,000. Each RSU represents a right to receive a share of stock on a date determined in accordance with the provisions of our 1997 Stock Plan, as amended (the “1997 Plan”), and the participant’s RSU agreement. These RSUs vest on the date of the 2016 Annual Meeting of Shareholders, if the director remained a board member through the end of the day prior to the 2016 Annual Meeting of Shareholders.

The Board fee schedule for fiscal 2017 is set to remain the same as fiscal 2016. Prior to January 1, 2016, the Company paid Mr. Mashouf a Chairman annual cash fee of $45,000 and his consulting firm, SKID Holdings, LLC, an annual cash fee of $555,000 for consulting services, in each case payable in equal monthly installments. Beginning in 2016, the Company agreed to pay Mr. Mashouf an annual cash fee of $600,000 for consulting services with the Board payable in equal monthly installments. These payments ceased following Mr. Mashouf’s appointment as Chief Executive Officer in February 2016. The payments for Mr. Mashouf for these services are set forth in the “Summary Compensation Table.

bebe stores, inc.	6

CORPORATE GOVERNANCE

Committees of the Board

The Board has three standing committees – the Audit Committee, the Compensation and Management Development Committee (the “Compensation Committee”) and the Nominating and Corporate Governance Committee (the “Governance Committee”). Each of the Audit, Compensation and Governance Committees is organized and conducts its business pursuant to a written charter, a copy of which is posted on the Corporate Governance page of the Investor Relations section of the Company’s website at www.bebe.com. Annually, each committee reviews and reassesses the adequacy of its charter and recommends any proposed changes to the full Board as necessary to reflect changes in regulatory requirements, authoritative guidance and evolving practices. The Board can also appoint a Special Committee at its discretion and as circumstances may warrant (see below, Special Committee). For all of fiscal 2016, the members of the standing committees were those identified in the following table. Neither Mr. Mashouf nor Mr. Wiggett sat on any of the committees during fiscal 2016.

Committees of the Board

Director	Audit	Compensation	Nominating and Corporate Governance
Brett Brewer	X	-	Chair
Corrado Federico	-	X	X
Seth Johnson	X	Chair	X
Robert Galvin	Chair	X	-

Fiscal 2016 Meetings	7	5	3

Board Meetings and Attendance

During the fiscal year ended July 2, 2016, the Board held eleven meetings. Each director serving on our board in fiscal year 2016 attended at least 75% of the meetings of the board of directors and committees on which he or she served.

bebe stores, inc.	7

CORPORATE GOVERNANCE

Board Committee Responsibilities

	Responsibilities	Committee Members	Meetings in Fiscal 2016

AUDIT COMMITTEE

The primary function of the Audit Committee is to assist the Board in monitoring and fulfilling the following:

  ¡ the oversight and integrity of the financial reports and other financial information provided by us to any governmental body and to the public;

  ¡ the engagement, retention, compensation and oversight of our independent registered public accounting firm, including:

  (1) the review of their qualifications, independence and performance and;

  (2) the review and approval of the fee arrangements and terms of engagement, including the planned scope of the audit as well as any non-audit services that may be performed by them;

   ¡ the review with management and our auditors of the adequacy of internal financial controls, review of our critical accounting policies and the application of accounting principles; and

  ¡ compliance with regulatory and legal requirements.

  ¡ the review and approval of any new related party agreements and preparing any related report required by the rules of the SEC.

  The Board has determined that each member of the Audit Committee qualified and qualifies as being independent for purposes of the Nasdaq Listing Rules.

		Robert Galvin* (Chairman) Brett Brewer Seth Johnson* * audit committee financial expert	7

COMPENSATION AND MANAGEMENT DEVELOPMENT COMMITTEE

The primary function of the Compensation Committee is to aid the Board in discharging its responsibilities relating to compensation and benefits of our Chief Executive Officer, our other named executive officers and certain other of our employees as may be determined by the Compensation Committee. Among other things, the Compensation Committee performs the following:

   ¡ reviews, recommends and approves salaries and other compensation of executive officers;

  ¡ oversees and approves our compensation policies and practices and preparing any related report required under the rules and regulations of the SEC;

		Seth Johnson (Chairman) Corrado Federico Robert Galvin	5

bebe stores, inc.	8

CORPORATE GOVERNANCE

	Responsibilities	Committee Members	Meetings in Fiscal 2016

  ¡ assists the Board in succession planning, development and retention of senior management talent, and helping to ensure leadership continuity and organizational strength; and

  ¡ administers our stock award and incentive plans (including reviewing, recommending and approving stock award grants to executive officers).

The Board has determined that each member of the Compensation Committee qualified and qualifies as being independent for purposes of the Nasdaq Listing Rules.

Compensation Committee Interlocks and Insider Participation: No member of the Compensation Committee is currently, or was during fiscal 2016, an officer or employee of ours or any of our subsidiaries. No other member of the Compensation Committee was formerly an officer of ours or any of our subsidiaries. No member of the Compensation Committee is currently, or was during fiscal 2016, an executive officer of another company which has a comparable board committee on which one of our executive officers serves.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

The overall function of the Governance Committee is to aid the Board in meeting its responsibilities which primarily include:

  ¡ identify individuals qualified to become members of our board of directors;

  ¡ recommend to the Board director nominees for each election of directors;

  ¡ develop and recommend criteria for selecting qualified director candidates;

  ¡ consider committee member qualifications, appointment and removal;

  ¡ recommend corporate governance principles, codes of conduct and compliance mechanisms;

  ¡ provide oversight in the evaluation of our board of directors and each of its committees; and

  ¡ evaluate the performance of the CEO, in conjunction with the Compensation Committee; and

  ¡ perform activities consistent with its Charter, the Company’s Bylaws and governing law.

		Brett Brewer (Chairman) Corrado Federico Seth Johnson	3

bebe stores, inc.	9

CORPORATE GOVERNANCE

Special Committee

The Board can appoint a Special Committee, and assemble any number of board members who will comprise such committee, in order to address any particular issue the board determines warranted. An example of an issue that might generate a call for such committee is an initial review of a potential company acquisition target.

Director Nominees, Qualification, and Consideration

Consistent with its charter, the Governance Committee will evaluate and recommend to our Board director nominees for each election of directors.

Director Qualifications

In fulfilling its responsibilities, the Governance Committee considers the following factors in reviewing possible candidates for nomination as director:

¡	the appropriate size and composition of our board of directors and its committees;

¡	the perceived needs of our board of directors for particular skills, background and business experience;

¡	the skills, background, reputation and business experience of nominees compared to the skills, background, reputation and business experience already possessed by other members of our board;

¡	nominees’ independence from management;

¡	applicable regulatory and listing requirements, including independence requirements and legal considerations, such as antitrust compliance;

¡	the benefits of a constructive working relationship among directors; and

¡	the desire to balance the considerable benefit of continuity with the periodic injection of the fresh perspective provided by new members.

The Governance Committee’s goal is to look at a pool of candidates who are diverse in quality work experience, skills, background, perspective, and profession in order to help ensure a board of directors derived from high quality business and professional experience and varied in perspectives, backgrounds, and skills. Directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the best interests of our shareholders. They must also have an inquisitive nature, objective perspective and mature judgment.

Board members are expected to prepare for, attend, and participate in all board and applicable committee meetings. They are also expected to visit our stores regularly and keep abreast of industry trends. Director candidates must be willing and have sufficient time available, in the judgment of the Governance Committee, to perform all board and committee responsibilities.

The Company has no formal policy regarding “diversity” on the Board. The Governance Committee seeks candidates without regard to race, color, religion, sexual orientation, gender or gender identity & expression, marital status, national or ethnic origin, ancestry, age, disability, veteran status, genetic characteristics or information, medical condition, physical or mental disability, and any other consideration made unlawful by state, federal or local law. While not implying a diversity policy in any area, the Company notes that a UC Davis Study of California Women Business Leaders ranked bebe #10 in 2014, #6 in 2013, #2 in 2012 following two straight years at #1 for our continued commitment to women and diversity in key leadership and board roles. bebe has consistently ranked in the top 10 since the Study began in 2006.

Other than the foregoing, there is no stated minimum criterion for director nominees, although the Governance Committee may also consider such other factors as it may deem, from time to time, are in the best interests of bebe and its shareholders. Depending on the current needs of the Board, the Governance Committee may weigh

bebe stores, inc.	10

CORPORATE GOVERNANCE

certain factors more or less heavily. The Governance Committee believes that it is preferable that at least one member of the board should meet the criteria for an “audit committee financial expert” as defined by SEC rules. The Governance Committee also believes it is appropriate for one or more key members of bebe’s management to participate as members of the board.

Identifying and Evaluating Candidates for Nomination as Director

The Governance Committee annually evaluates the current members of our Board whose terms are expiring and who are willing to continue in service against the criteria set forth above in determining whether to recommend these directors for election. The Governance Committee regularly assesses the optimum size of the board and its committees and the needs of the board for various skills, background and business experience in determining if the Board requires additional candidates for nomination.

Candidates for nomination as director come to the attention of the Governance Committee from time to time through incumbent directors, management, shareholders or third parties. These candidates may be considered at meetings of the Governance Committee at any point during the year. Such candidates are evaluated against the criteria set forth above. If the Governance Committee believes at any time that it is desirable that the Board consider additional candidates for nomination, the Governance Committee may poll directors and management for suggestions or conduct research to identify possible candidates and may engage, if the Governance Committee believes it is appropriate, a third party search firm to assist in identifying qualified candidates.

In addition, our bylaws permit shareholders to nominate directors for consideration at an annual meeting. In order to be evaluated in connection with the Governance Committee’s established procedures for evaluating potential director nominees as it pertains to the next annual meeting of shareholders, such shareholder’s recommendation must be sent in writing to the Corporate Secretary, bebe stores, inc., 400 Valley Drive, Brisbane, CA 94005, at least 120 days prior to the anniversary of the date the proxy statement was mailed to shareholders in connection with the prior year’s annual meeting of shareholders, and should contain the following information:

¡	the candidate’s name, age, contact information and present principal occupation or employment; and

¡

a description of the candidate’s qualifications, skills, background and business experience during, at a minimum, the last five years, including his/her principal occupation and employment and the name and principal business of any corporation or other organization in which the candidate was employed or served as a director.

For more information, see “SHAREHOLDER PROPOSALS TO BE PRESENTED AT NEXT ANNUAL MEETING” below.

All directors and director nominees submit a completed directors and officers questionnaire as part of the nomination process. The evaluation process may also include interviews and additional background and reference checks for non-incumbent nominees, at the discretion of the Governance Committee.

The Governance Committee will evaluate incumbent directors, as well as candidates for director nominees submitted by directors, management and shareholders consistently using the criteria stated above and will select for recommendation to the board the nominees that, in the Governance Committee’s judgment, best suit the needs of the board of directors at that time.

Committee Charters and Other Corporate Governance Materials

Our Board has adopted charters for its Audit, Compensation, and Governance Committees. Our Board has also adopted a Code of Business Conduct and Ethics, an Insider Trading Policy, and an Anti-Bribery & Foreign Corrupt Practices Act policy which apply to all of our employees, officers and directors. In addition, it has adopted Corporate Governance Principles and Practices for the Board that address the composition of the board, criteria for board membership and other board matters, in order to help promote the effective functioning of the board and its Committees and to reflect the Company’s commitment to high standards of corporate governance. Links to these materials are available on our website, www.bebe.com, under “Investor Relations, Corporate Governance.”

The Company intends to satisfy any disclosure requirements regarding any amendment of, or waiver from, a provision of the Code of Business Conduct and Ethics by posting such information on the “Investor Relations, Corporate Governance” page of the Company’s website at www.bebe.com.

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CORPORATE GOVERNANCE

Board and Management Role in Risk Oversight

The Board and its committees have overall responsibility in overseeing management’s identification, assessment, and mitigation of risks that are material to us.

As discussed above under “CORPORATE GOVERNANCE – Committees of the Board – Audit Committee,” the Audit Committee assists the board in its oversight responsibility relating to our systems of internal controls, legal and regulatory compliance, and audit, accounting and financial reporting processes.

As discussed below in “CORPORATE GOVERNANCE – Risk Assessment in Compensation Programs,” the Compensation Committee oversees the management of risks relating to our compensation programs.

As described above in “CORPORATE GOVERNANCE – Committees of the Board – Governance Committee,” the Governance Committee oversees risks associated with corporate governance, business conduct, and ethics.

Throughout the year, and based on management presentation or reports or other information gathered by the Board and its committees, the Board and its committees will identify, assess and discuss with management planning for risk control.

Management is responsible for identifying risk and risk controls which are material to the business and related to its significant business activities, assessing the severity, likelihood, and timing of a potential risk, assessing the costs and potential benefits in addressing the potential risk and developing control and mitigation strategies, as appropriate. Such strategies include enacting programs individually tailored for a certain risk and inserting remedial measures within individual executives’ yearly performance goals and objectives.

In addition to addressing risk issues as described above, from time to time the Board has asked management to conduct an assessment of what it believes are the material risks associated with the business (such assessment is called the “Enterprise Risk Assessment” or “Assessment”) and provide the results of such Assessment for board consideration and comment. This Assessment generally occurs yearly and consists of the Company’s Vice President, General Counsel and the Director of Financial Business Processes conducting interviews with leaders from all our critical departments, compiling and comparing the identified material risks to those risks identified in previous years’ Assessments and to those identified by our competitors in the industry. Management organizes the material risk by severity and likelihood of occurrence, notes which risks identified in the previous Assessment from the previous year continues to exist (and to what extent), and explains which risks had been addressed and to what extent any such risks may have been mitigated. Management then presents the results of its Assessment at the next subsequent board meeting. In each case, the Board reviews and assesses the results and provides management with recommendations on mitigating any such risks as it believes possible and appropriate. Management retained Crowe Horwath, who conducted an Assessment in the second quarter of fiscal 2016 and presented the results to the Audit Committee at the November 2015 meeting.

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CORPORATE GOVERNANCE

Risk Assessment in Compensation Programs

After a thorough review of our compensation practices, and based on all the facts and circumstances available to us at the time of the filing of this Proxy Statement, the Compensation Committee has concluded that our compensation practices are not reasonably likely to have a material adverse effect on us. In reaching this conclusion, we reviewed the compensation of all of our associates in the following business units exposed to potential areas of risk: any business unit that carries a significant portion of our risk portfolio; any business unit whose compensation structure is significantly different than other business units; any business unit that is significantly more profitable than other business units; and any business unit whose compensation expense is a significant percentage of the business unit’s revenue. The Compensation Committee does not believe that any of these specific areas of risk exist for us or apply to our compensation policies and practices in any meaningful manner.

Specifically, the Compensation Committee advocates for, and we enact, practices that serve to encourage longer term goals and reduce the likelihood of excessive short-term risk-taking which strengthen the link between shareholder interests and that of our Named Executive Officers (“NEOs”).

We Do	We Do Not
A significant portion of our CEO’s and NEOs’ Total Direct Compensation, or TDC (as defined below) is at-risk	Very limited perquisites with specific business connection
Comprehensive assessment of CEO and NEO performance	No supplemental Executive Retirement Plans or Pensions
Robust succession planning process with Board review	No hedging or pledging of Company securities
Compensation Committee composed entirely of independent directors	No Options granted below fair market value No tax gross-ups for NEOs on perquisites
Independent compensation consultant hired by and reporting to the Compensation Committee	We do not time equity grant dates based on non-public information
Discretion to adjust Annual Incentive Plan downward based on qualitative individual performance and individual business unit contributions	No single-trigger equity acceleration upon change in control No Excise Tax Gross-Ups
Compensation programs do not encourage inappropriate risk-taking
Multi-year vesting schedules
Limited severance benefits

Certain Relationships and Related Transactions

As part of complying with SEC disclosure obligations, our Audit Committee monitors, reviews and directs for the disclosure, where appropriate, of related party transactions for potential conflicts of interest and other potential improprieties. In doing so, the Audit Committee applies our Code of Business Conduct and Ethics, which is posted on our website at www.bebe.com, under the Corporate Governance Section, and which provides that directors, officers and all other employees are expected to avoid any situation in which personal, family or financial interests conflict or even appear to conflict with our interests. The Corporate Governance Principles and Practices of our Board also requires that a director who has any concerns about a potential conflict of interest will consult with the Board in advance of taking any action, position or interest which might conflict with his or her duties to us.

Specifically, the Audit Committee is interested in any transaction, arrangement or relationship, or series of similar transactions, arrangements or relationships, in which we or one of our subsidiaries participates or will participate, where the amount involved exceeds or is expected to exceed $120,000, and a “related person” had, has or will have a direct or indirect interest. Pursuant to applicable SEC guidelines, a “related person” is any person who is or was an executive officer, a director or a director nominee of ours, or an immediate family member of any such

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individual, and any time since the beginning of our last fiscal year; or who, at the time of the occurrence or at any time during the existence of the transaction, is the beneficial owner of more than 5% of our outstanding shares of common stock, or an immediate family member of a beneficial owner of more than 5% of our outstanding common stock.

Each director, director nominee, and executive officer also completes a questionnaire on an annual basis designed to elicit information about potential related person transactions. In addition, any related person transaction proposed to be entered into by us or one of our subsidiaries must be reported by our management to our Vice President, General Counsel. Any potential related person transaction that is raised will be analyzed by our Vice President, General Counsel, in consultation with management and with outside counsel, as appropriate, to determine whether the transaction, arrangement or relationship does, in fact, constitute a related person transaction requiring assessment by the Audit Committee.

The Code of Business Conduct and Ethics adopted by the Board also addresses the potential conflicts of interest which may arise when a director, officer, or associate has an interest in a transaction to which we or one of our subsidiaries is a party. If a potential conflict of interest arises concerning one of our officers or directors, all information regarding the issue is to be reported to our Vice President, General Counsel for review and, if appropriate or required under our policies (including our Related Person Transaction Policy), submitted to the Audit Committee for review and disposition.

All disclosed related person transactions will be referred to the Audit Committee for approval, disapproval, ratification, revision or termination.

Manny Mashouf is the uncle of Hamid Mashouf, our Chief Digital and Technology Officer. In fiscal 2016, Hamid Mashouf received a salary of $337,000 and did not earn a bonus. In addition, Hamid Mashouf is eligible to receive stock options and RSUs in accordance with our compensation policies for our officers. Manny Mashouf is also the President of SKID Holdings, LLC. As shown in the SUMMARY COMPENSATION TABLE (below), SKID Holdings, LLC consulted with our Board from January 3, 2013 through December 31, 2015, at a rate of $555,000 per year paid in equal monthly installments of $46,250. During the months of January and February 2016, we paid Manny Mashouf directly for his consultation with the Board at the rate of $600,000 per year paid in equal monthly installments of $50,000. These payments stopped in March 2016 as a result of Mr. Mashouf being appointed Chief Executive Officer during February 2016.

Except as disclosed above or otherwise disclosed in this proxy statement, during the fiscal year ended July 2, 2016, there were not any, nor are there any currently proposed transaction or series of similar transactions to which the Company was or is to be a party in which the amount involved exceeds $120,000, and in which any executive officer, director or holder of more than 5% of any class of our voting securities, or members of that person’s immediate family, had or will have a direct or indirect material interest.

Our bylaws provide that we will indemnify each of our executive officers and directors to the fullest extent permitted by law.

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CORPORATE GOVERNANCE

Communications with Directors

The Company believes it is important to provide shareholders with the ability to communicate with the Board. Accordingly, shareholders may communicate with any and all of our directors by transmitting correspondence by mail, facsimile or email, addressed as follows:

Board of Directors

c/o Gary Bosch, Corporate Secretary

bebe stores, inc.

400 Valley Drive

Brisbane, CA 94005

Facsimile: 415-657-4424

Email: gbosch@bebe.com

The Corporate Secretary will maintain a log of such communications and transmit as soon as practicable such communications to the identified director addressee(s), unless there are safety or security concerns that mitigate against further transmission of the communication or the communication relates to commercial matters not related to the shareholder’s stock ownership, as determined by the Corporate Secretary in consultation with legal counsel. The board of directors or individual directors so addressed shall be advised of any communication withheld for safety, security or other reasons as soon as practicable.

We will make every effort to schedule our annual meeting of shareholders at a time and date to maximize attendance by directors taking into account the directors’ schedules. We believe that annual meetings provide a good opportunity for shareholders to communicate with directors. Last year, all of our directors attended our annual meeting of shareholders.

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SUMMARY OF NAMED EXECUTIVE OFFICER COMPENSATION

Narrative Disclosure on Compensation

As a “smaller reporting company” under SEC rules, we are not required to include a Compensation Discussion and Analysis section and have elected to comply with the scaled disclosure requirements applicable to smaller reporting companies.

This narrative disclosure on compensation discusses the compensation programs and policies in place for our named executive officers (sometimes referred to as “NEOs”). Our fiscal 2016 NEOs are our Chief Executive Officer, Chief Financial Officer and Principal Accounting Officer and Controller, each of whom is an executive officer, our former Chief Executive Officer as well as two additional individuals who would have been one of the three most highly compensated officers, but for the fact that he or she was not serving as an executive officer of the Company at the end of fiscal 2016. These individuals and their titles as of the end of fiscal 2016 are:

Manny Mashouf	Chief Executive Officer (“CEO”) and Chairman of the Board
Walter Parks	President, Chief Operating Officer (“COO”) and Interim Chief Financial Officer (“CFO”)
Darren Horvath	Principal Accounting Officer (“PAO”) and Controller
Jim Wiggett	Former CEO
Liyuan Woo	Former CFO
Brigitte Bogart	Former Executive Vice President, Design

To directly respond to our challenging business results, we took decisive actions and made changes to our leadership and business plan in fiscal 2016. These changes include:

•

Restructuring our executive management team. Effective February 18, 2016, Manny Mashouf rejoined the Company’s management team as CEO and Walter Parks rejoined the Company as President, COO and Interim CFO. This follows the departure of Jim Wiggett, former CEO and former member of the Board of Directors; Liyuan Woo, former CFO; and Brigitte Bogart, former Executive Vice President of Design and Product Development, who are no longer with the Company.

•

Taking significant steps to restructure the Company’s operations which included headcount reductions, and the closure of non-productive stores. As of the end of the fiscal year, the Company eliminated approximately 80 corporate positions with an anticipated annual savings of approximately $10 million.

Key Practices and Governance Standards

We are committed to having strong governance standards with respect to our compensation programs and practices. Consistent with this focus, we have the following programs and practices that are mindful of the concerns of our shareholders and best governance.

What We Do

✓ Pay for Performance.  Our NEOs have historically received a significant portion of their compensation in performance-based or equity-based compensation.

✓ Limit Severance Benefits.  Historically, we provided limited severance benefits that are no more than 1.5 times an executive’s annual base salary plus target bonus. Our current CEO and Chairman, Mr. Mashouf, and President, COO and CFO, Mr. Parks, do not have any severance benefit protection.

✓ Multi-Year Vesting Schedules.  We provide for multi-year vesting periods for equity award grants to reinforce a culture in which the Company’s executives remain focused on the Company’s long-term success.

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SUMMARY OF NAMED EXECUTIVE OFFICER COMPENSATION

✓ Use Independent Compensation Consultant.  The Compensation Committee engages its own independent compensation consultant, who performs an annual comprehensive market analysis of our executive compensation programs and pay levels, and confirms their independence on an annual basis.

✓ Risk Management.  Our compensation programs have been designed and are periodically reviewed to ensure that they do not encourage inappropriate risk-taking.

✓ Anti-Hedging and Anti-Pledging Policy.  Our Insider Trading Policy generally prohibits any employee from holding Company securities in a margin account or pledging them as collateral for a loan.

What We Don’t Do

× Tax Gross Up Payments on Perquisites.  We generally do not permit tax gross-up payments in connection with perquisites provided to executive officers.

× Excise Tax Gross-Ups.  We do not permit tax gross-up payments under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), on severance and change in control payments and benefits.

× Single-Trigger Equity Acceleration Upon Change in Control.  Our equity awards are generally subject to double-trigger acceleration provisions.

× Supplemental Executive Retirement Plans.  We do not maintain a defined benefit pension plan or non-qualified deferred compensation plan for the benefit of our executives.

Compensation Philosophy

The Compensation Committee’s compensation philosophy is to pay its executives for performance, to align Total Direct Compensation (as defined below) to shareholder value, to offer and maintain competitive compensation packages in order to attract and retain well qualified executives, and to offer long-term incentives designed to retain productive executives.

The Compensation Committee evaluates the overall competitiveness of our executive compensation program in order to assist in the objective of attracting and retaining well qualified executives. Accordingly, an executive’s Total Direct Compensation, or TDC, is generally targeted at or near the median among our Peer Group Companies within our industry (see “Role of Compensation Consultant and Management” section, below). Typically, the Compensation Committee strives to set an executive’s cash components (Base Salary and Target Bonus) at or near the median levels of such categories as used by our Peer Group Companies and uses Long Term Incentives (“LTI”) or equity compensation to maintain or, in certain cases, bring, an executive’s Total Direct Compensation to approximately the median of Total Direct Compensation levels among such Peer Group Companies. This approach is directional only and may not be strictly complied within each individual case. The Compensation Committee retains the discretion to depart from this approach when it believes it necessary in order to attract and/or retain needed and well qualified executives.

While the competitive market data used by the Compensation Committee is an important factor in the compensation approval process, it is just one of several factors considered by the Committee in approving executive compensation and the Committee retains discretion in determining the nature and extent of its use and sets the total compensation either lower or higher than the target as the circumstances may warrant. Further, historically a significant portion of our executives’ Total Direct Compensation has been tied to both meeting performance targets and to encourage long term employment commitments, thus aligning with shareholder interest. Specifically, the opportunity to receive incentive cash compensation is tied to meeting performance targets and equity awards such as RSUs are typically offered with longer-term vesting. These are directional guidelines and may not be used in every case.

Total Direct Compensation and each of its components are further defined and discussed below under “Compensation Components”.

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SUMMARY OF NAMED EXECUTIVE OFFICER COMPENSATION

Compensation Committee Action

As stated above in “CORPORATE GOVERNANCE—Committees of the Board—Compensation and Management Development Committee,” the Compensation Committee meets to consider, establish and/or approve the compensation of our Chief Executive Officer and other executive officers on an annual basis, or at the time of hire, promotion or other change in responsibilities.

Role of Compensation Consultant and Management

To assist the Compensation Committee in carrying out its responsibility to determine appropriate levels of compensation for our executive officers, the Compensation Committee periodically engages an outside, independent compensation consultant, to assist the Committee in its review of executive and CEO compensation structure and strategy, to conduct competitive reviews of executive compensation for the CEO and other executive officers at competitive peer group companies, to assist in reviewing our annual incentive plan and long-term equity incentive program to reward and retain key executives, to report on market trends and technical developments and to compare our financial and market performance against that of our peer competitive companies. The Committee’s charter gives full authority for retaining and terminating advisors or consultants to the Committee. In addition, certain members of our management team keep well-informed of developments in compensation and benefits matters and participate in the separate gathering and presentation of data related to these matters as requested by the Committee.

Our CEO provides compensation recommendations to the Committee each year regarding each NEO. The Committee reviews each compensation component for competitiveness and alignment with shareholder return. The CEO is not involved in the process for setting his own compensation. The Committee establishes the CEO’s compensation based on an objective assessment against agreed-upon metrics set by the Committee; a compensation analysis; and a self-evaluation by the CEO reviewed with the independent directors based on CEO goals and objectives prepared at the beginning of the fiscal year. The CEO’s total direct compensation package is reviewed annually by the Committee, which then presents its recommendation to the other independent directors for review and comment. After this process, the Committee then makes the final determinations on compensation for the CEO.

For fiscal 2016, the Compensation Committee engaged the compensation consultant Willis Towers Watson (referred to as “Towers Watson”) for assisting it with compensation analysis and related tasks. Towers Watson has not performed and does not currently provide any other services for management. After review and consultation with Towers Watson, the Compensation Committee determined that there is and was no conflict of interest resulting from retaining Towers Watson during fiscal 2016. In reaching these conclusions, the Compensation Committee considered the factors set forth in the SEC rules.

In April 2015, in assisting the Compensation Committee in its review of industry data and setting fiscal 2016 compensation levels, Towers Watson provided compensation and performance information from sixteen (16) companies doing business within the apparel and specialty retail industry that are comparable to us in terms of size, as measured by revenues and market capitalization. These companies are referred to throughout this section as “Peer Group Companies” and include:

American Apparel, Inc.	Buckle, Inc.	The Cato Corp.
Christopher & Banks Corporation	Citi Trends Inc.	Destination Maternity Corporation
Destination XI Group, Inc.	Francesca’s Holdings Corp.	Kate Spade & Co.
New York & Company, Inc.	Oxford Industries Inc.	Pacific Sunwear of California, Inc.
Shoe Carnival Inc.	Tilly’s, Inc.	Vera Bradley, Inc.
Zumiez, Inc.

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SUMMARY OF NAMED EXECUTIVE OFFICER COMPENSATION

For this review and compensation setting purposes, and in its effort to maintain the quality of comparative analysis, Towers Watson modified the list of Peer Group Companies it presented to the Company in the previous year by excluding Body Central Corp. and Wet Seal Inc. because both had filed for bankruptcy. Kate Spade & Co., Oxford Industries Inc. and Vera Bradley, Inc. were added to the peer group because they are comparable businesses to Bebe and were within a reasonable revenue range. The Compensation Committee then reviewed our then current executive officers’ base salaries, target total cash compensation (Base Salary and Target Bonus) and Total Direct Compensation as compared to those components awarded to similar positions at the Peer Group Companies. The report indicated that our former CEO’s total direct compensation approximated the median of this Peer Group Companies while our former CFO’s total direct compensation fell at between the median and 75th percentile of the Peer Group Companies.

The Compensation Committee further reviewed the Base Salary, Target Bonus and Total Direct Compensation of our other senior executives, including the NEOs (other than the CEO and CFO), and compared such data to market data from two retail survey sources (the “Market Surveys”): (i) Towers Watson 2014 Retail Industry Executive Compensation Database Below $3 Billion in Revenues and (ii) Hay Group, 2014 Retail Executive and Management Total Remuneration Report. The Compensation Committee does not know the constituent companies of the surveys and does not consider such information to be material because the data from such surveys are size-adjusted to appropriately correspond to the Company’s scope of operations and comprised solely of retail companies. The survey results indicated that the direct compensation levels of the Company’s then current Executive Vice Presidents, excluding the CEO and CFO, were positioned at between the median and 75th percentiles. In determining Mr. Mashouf’s and Mr. Park’s fiscal 2016 base salaries, the Compensation Committee considered that at $850,000 and $480,000 (annually), respectively, their base salaries would fall within the median and 75th percentiles. However, given that Messrs. Mashouf and Parks did not participate in the Company’s 2016 cash incentive plan or receive any equity compensation during fiscal 2016, their total direct compensation for fiscal 2016 would fall below the 25th percentile.

Total Direct Compensation

The Compensation Committee considers a number of factors when determining the amount of Total Direct Compensation (referred to as “TDC,” which generally represents annualized base salary, annual target cash incentive and an annualized value of equity awards, as may be adjusted for new hire grants) to award executive officers each year. These factors include: individual performance; performance of the overall business as well as the relevant individual business unit(s); recommendations from both management and the committee’s compensation consultant; competitive market data for the previous one and three year periods; broad trends in executive compensation; retention considerations; and internal pay equity. Per our Compensation Philosophy, we endeavor to generally bring our executives’ Total Direct Compensation levels to approximately the median of Total Direct Compensation levels found for similar positions in our Peer Group Companies and Market Survey, as applicable. However, while the competitive market data is an important factor to the Compensation Committee’s approval process, it is just one of several factors considered by the Compensation Committee in approving executive compensation. The Committee retains discretion in determining the nature and extent of its use and ultimately sets an individual’s Total Direct Compensation either lower or higher than the median Total Direct Compensation in our Peer Group Companies and Market Survey as it deems warranted.

Compensation Components

Base Salary

The Compensation Committee believes that base salaries are important as compensation for day-to-day responsibilities and services and provide the named executive officers a consistent cash flow, assuming acceptable levels of individual performance and ongoing employment. In determining base salaries, the Compensation Committee reviews a number of factors including: experience, expertise, expected future

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SUMMARY OF NAMED EXECUTIVE OFFICER COMPENSATION

contributions, criticality to the Company; the ranges of base salary for similar positions paid within the apparel retail industry; individual performance during the prior year; and the level, size and complexity of responsibility of the position.

In aiding with its assessment of individual performance for each executive officer (except that of the Chief Executive Officer), the Compensation Committee reviews recommendations from (1) the Chief Executive Officer who annually evaluates the performance of certain NEOs and other executive officers (his direct reports) and (2) other top executives who evaluated the performance of certain other executive officers who were their direct reports. Regarding the assessment of the Chief Executive Officer, the Compensation Committee reviews both his and the Company’s annual performance in relation to performance from the previous year, pre-determined performance targets and the one and three year performance of Peer Group Companies. The Compensation Committee also places emphasis on data taken from the compensation surveys which take into account information found in Peer Group Company proxies and other SEC filings and evaluate total compensation for similarly situated CEO counterparts.

The table below lists the annualized base salaries for fiscal 2016 for our NEOs.

NEO	Base Salary
Manny Mashouf(1)	$850,000
Walter Parks(2)	$480,000
Darren Horvath(3)	$200,000
Jim Wiggett(4)	$800,000
Liyuan Woo(4)	$500,000
Brigitte Bogart(4)	$450,000

(1)  In connection with Mr. Mashouf’s appointment as our CEO, effective as of February 2016, the Board approved an annual base salary of $850,000. In September 2016, Mr. Mashouf’s annual base salary was increased to $900,000.

(2)  In connection with Mr. Walter’s appointment as our President, COO and Interim-CFO, effective as of February 2016, the Board approved a monthly base salary of $40,000.

(3)  Mr. Horvath’s base salary was increased from $190,000 to $200,000 effective as of August 30, 2015.

(4)  The base salaries for Mr. Wiggett and Mses. Woo and Bogart were not increased in fiscal 2016.

Incentive Cash Compensation

We maintain a short term incentive plan (cash bonus or “Annual Incentive Plan”) for certain of our employees, including the NEOs, which is tied directly to achieving Company performance goals, in order to reward these employees for their contribution to our success and to provide incentive for them to help maximize the Company’s profitability and shareholder value.

Target Bonus Opportunity

For fiscal 2016, the Compensation Committee adopted an annual incentive plan (the “2016 AIP”) where each eligible participant may receive an annual bonus equal to a certain percentage of his or her base salary (the percentage defined as “Target Bonus Opportunity”). The particular Target Bonus Opportunity established by the Compensation Committee for each executive officer ranges from 30% to 100%, based on the officer’s level of responsibility, comparative data taken from compensation surveys, and parity within the organization, generally with greater percentages applicable to the more senior executive officers. The table below shows the 2016 Target Bonus Opportunity as a percentage of base salary and the 2016 target annual incentive cash award (the “2016 Target Annual Incentive Cash Award”) for each of the NEOs.

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SUMMARY OF NAMED EXECUTIVE OFFICER COMPENSATION

Fiscal 2016 Target Annual Incentive Cash Compensation

NEO	2016 Target Bonus Opportunity as a Percentage of Base Salary	2016 Target Annual Incentive Cash Award
Manny Mashouf(1)	N/A	N/A
Walter Parks(1)	N/A	N/A
Darren Horvath	30%	$60,000
Jim Wiggett	100%	$800,000
Liyuan Woo	50%	$250,000
Brigitte Bogart	50%	$225,000

(1)  Messrs. Mashouf and Parks were appointed into their executive positions in February 2016 and were not eligible to participate in the fiscal 2016 Annual Incentive Plan. Mr. Mashouf will be eligible to participate in the Annual Incentive Plan beginning in fiscal 2017.

Determining Bonus Eligibility

Company Adjusted EBIDTA Goal, Individual Goal(s) and Employment Requirement

In order to align the interests of the senior executives with those of the shareholders, the Compensation Committee determined that, for bonus eligibility purposes, the CEO and the CEO’s direct reports (defined as Vice Presidents and above who are not reporting to another Senior Vice President or Executive Vice President (all, including the CEO, are referred herein as “Senior Executives”) would be primarily measured against Company earnings before interest, tax, depreciation and amortization, excluding stock based compensation expense (“Adjusted EBITDA”) for fiscal 2016. The Compensation Committee chose Adjusted EBITDA because it believes Adjusted EBIDTA is (i) a holistic earnings-based measure that is more responsive to executive performance and (ii) a key measure for creating shareholder value during our turnaround strategy. In August 2015, the Compensation Committee established Adjusted EBITDA targets. The actual target level achieved (assuming a minimum threshold was achieved) would determine the bonus level for which the executive would be eligible.

The Compensation Committee determined that, should the Company achieve at least a minimum threshold Adjusted EBITDA goal, then the NEOs would be secondarily measured against their qualitative individual performance and business unit contributions (referred to herein as “individual performance factors”). The qualitative review of an executive’s individual performance evaluates whether such executive has performed successfully against certain qualitative initiatives (the “individual performance factors”). The individual performance factors were not an exhaustive listing of factors to be considered and were intended to be subjective factors. In addition, no single factor was to be determinative, nor must all factors have been considered with respect to a particular individual. At the beginning of each year, each executive officer (with the exception of the CEO, discussed below) would submit his or her own proposed individual performance factors which would be reviewed and/or initially revised by the Chief Executive Officer, supervisory executive management member(s) or the Compensation Committee itself, as appropriate. Then, in consultation with the Chief Executive Officer (and/or the appropriate supervisory executive management member), the Compensation Committee would review, revise or approve the final individual performance factors for each executive officer. Regarding the Chief Executive Officer, he or she would submit his or her own proposed individual performance factors directly to the Compensation Committee for review, revision and approval.

In establishing individual performance factors, executives who have a greater impact on particular divisional performance may be prescribed goals having to do with divisional specific performance goals, such as divisional operating income or divisional expenses. In comparison, executives who have a greater impact on the overall Company performance (or who are in support roles) may be prescribed as their goal an overall Company goal, such as Company net income or earnings. In either case, all eligible NEOs have at least a significant allocation weighted towards Company performance in order to align their interests with those of our shareholders.

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SUMMARY OF NAMED EXECUTIVE OFFICER COMPENSATION

If after the end of the year, the Compensation Committee determines the Company has met at least a minimum threshold Adjusted EBITDA goal and the individual has achieved his or her threshold individual performance factors, the individual would be eligible for his or her bonus.

In addition, to eligible for a bonus per the process stated above, an individual must be employed for at least one full quarter during the performance period and be employed with the Company at the time bonuses are paid out (which typically occurs within 75 days after the end of a fiscal year).

2016 AIP Targets

The Compensation Committee believes it is best to align employee and shareholder interests and promote an environment within which employees are more likely to achieve success. Accordingly, the Committee created the 2016 AIP, which recognizes and encourages sequential performance improvement, even if a target goal may not be fully achieved, as well as encourage employees to reach for exceptional performance results. Specifically, the plan has a 50% threshold with achievement of a minimum Adjusted EBITDA goal (“Threshold”) that scales to 100% at achievement of a target Adjusted EBITDA goal (“Target”) and 200% through linear interpolation (determining the value of the function linearly between two points) as shown in the modifier column from between 0.5 to 2.0 and depending on the actual level of Adjusted EBITDA achieved inclusive of the 2016 AIP expense. Should the Company fail to achieve at least the Threshold performance level, the executive would not be entitled to any bonus.

The table below shows the fiscal 2016 goals established by the Compensation Committee at its August 2015 meeting, which are in line with our internal business plan and budget at the time the performance goal was established, and the percentage of an NEO’s Total Bonus Opportunity earnable, after giving effect to weighting based on such performance.

Fiscal Year 2016 Bonus Target Payouts—Adjusted EBITDA

Adjusted EBITDA In Millions ($)	Modifier	CEO	CFO	EVP/SVP	PAO
(5.00)	0.50	50%	25%	25%	15%
(2.50)	0.75	75%	37.5%	37.5%	22.5%
0	1.00	100%	50%	50%	30%
1.00	1.10	110%	55%	55%	33%
2.00	1.20	120%	60%	60%	36%
3.00	1.30	130%	65%	65%	39%
4.00	1.40	140%	70%	70%	42%
5.00	1.50	150%	75%	75%	45%
6.00	1.60	160%	80%	80%	48%
7.00	1.70	170%	85%	85%	51%
8.00	1.80	180%	90%	90%	54%
9.00	1.90	190%	95%	95%	57%
10.00	2.00	200%	100%	100%	60%

Each NEO’s annual incentive cash award for 2016 would be determined by (i) multiplying the executive’s 2016 Target Annual Incentive Cash Award, as disclosed in the Fiscal 2016 Target Annual Incentive Cash Compensation table above, by the applicable percentage bonus target payout, as disclosed in the Fiscal Year 2016 Bonus Target Payout—Adjusted EBITDA table above, then (ii) multiplying the result of the foregoing by such executive’s individual performance percentage (which may not be greater than 100%) as determined based on a qualitative review by the Compensation Committee, after considering the CEO recommendations for the NEOs other than himself or herself.

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SUMMARY OF NAMED EXECUTIVE OFFICER COMPENSATION

2016 AIP Payouts

The Company’s actual fiscal 2016 Adjusted EBITDA was ($18.3) million, which did not meet the Threshold performance target, as a result no bonuses were awarded under the Annual Incentive Plan.

Long-Term Equity Incentive Awards

The objective of long-term equity incentives are to align the financial interests of our NEOs with the interests of our shareholders by focusing NEO attention on the successful longer-term strategic management of the business, to attract, motivate and retain a high-performing group of NEOs, and to minimize stockholder dilution.

We provide our NEOs with the opportunity to earn long-term equity incentives for achieving our long-range financial, stock price and strategic objectives. This component of our compensation programs complements our annual cash incentive programs by rewarding growth in shareholder value that is sustained over several years and encouraging participants to focus on longer-term performance measures. Long-term equity incentives align our executives’ interests with those of our shareholders. In fiscal 2016, our annual long-term equity incentives program consisted solely of time-vesting RSUs.

The determination of appropriateness and size of the LTI grants for an individual is based on that particular individual’s responsibilities and expected contribution. Pursuant to our Compensation Philosophy, we generally endeavor to determine the size of the LTI grants to maintain or bring each of our NEO’s target TDC levels to approximately the median of TDC levels for his or her comparable position in our Peer Group Companies. However, the Compensation Committee retains discretion in determining the nature and extent of its use of competitive market data and ultimately approves each NEO’s LTI grants such that such NEO’s target TDC may be lower or higher than the median TDC in our Peer Group Companies, as it deems warranted, as discussed above in the “Total Direct Compensation” section.

The table below shows the LTI annual values that were granted in 2016 to our NEOs in the form of RSUs.

2016 LTI Annual Value

NEO	Total LTI Annual Value
Manny Mashouf	N/A(1)
Walter Parks	N/A(1)
Darren Horvath	$7,480
Jim Wiggett	N/A(2)
Liyuan Woo	$91,000
Brigitte Bogart	$91,000

(1)  Messrs. Mashouf and Parks did not receive any LTI grants in fiscal 2016.

(2)  Mr. Wiggett did not receive any LTI grants in fiscal 2016.

An annual equity grant will be made by the Compensation Committee, if at all, at its meeting scheduled in the second or third month of the first fiscal quarter of each fiscal year. All other equity grants for which a request has been submitted for approval by our human resources department, such as grants made in connection with new hires, employee promotions and superior employee performance, would need to be approved by the CEO and by unanimous written consent by the Compensation Committee effective on the later of (a) the 15th (or, if occurring on a weekend or holiday, the next business day thereafter) of the month following the month in which the grant request was submitted or (b) the date the last approval from the Compensation Committee is received. However, in months in which we have an earnings release scheduled on or after the date on which such grants would otherwise become effective, the effective date of the grants approved by the Compensation Committee will be two business days following the earnings release. In February 2015, the Committee approved a resolution delegating authority to the CEO to grant equity awards to non-executive officer employees, pursuant to a Compensation Committee pre-approved job level matrix and an aggregate quarterly maximum of 25,000 shares. Each quarter at the regularly scheduled Committee meetings, the Committee ratifies the CEO’s approved issuances.

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SUMMARY OF NAMED EXECUTIVE OFFICER COMPENSATION

The Compensation Committee may deviate from the policies or procedures described herein as circumstance may warrant, so long as the deviation is approved by the Compensation Committee.

Restricted Stock Units

We believe that, in addition to aligning executive/employee interest with shareholder interest, providing flexibility in crafting an executive’s Total Direct Compensation and providing recruitment and retention value, grants of restricted stock units are appropriate as it provides another means by which to reward an executive or other employee who has demonstrated a high level of performance and/or potential. Therefore, the Compensation Committee has adopted a Restricted Stock Incentive Plan, which is implemented under our 1997 Plan, pursuant to which the Compensation Committee may award or grant employees, and executive officers restricted stock units (“RSUs”).

A particular RSU award, at Compensation Committee discretion, is awarded either where vesting is subject to time elapsing (“Time Based RSUs”) or where vesting is contingent upon certain performance goals being met (“Performance-Based RSUs” or “PRSUs”). In the case of PRSUs, an additional time vesting feature may be added. During fiscal 2016, only time-based RSUs were granted.

Time-Based RSUs

Prior to fiscal 2015, time-based RSUs typically vested annually in equal installments over a four-year period, subject to recipient’s continued employment through each vesting date. In fiscal 2015, the Compensation Committee adopted a three-year vesting period for time-based RSUs to streamline their vesting schedules and make them consistent with the PRSU vesting schedules. In fiscal 2016, the Compensation Committee determined to continue with the three-year vesting periods for time-based RSUs.

Fiscal 2015 PRSUs

PRSUs granted as part of the 2015 annual award grant had to be earned through the Company’s achievement of pre-established performance goals, which in 2015 was Adjusted EBITDA Threshold, Target and Maximum levels, as shown in the table below.

	Adjusted EBITDA In Millions ($)	Percent of Target PRSUs Earned
Threshold	(5.00)	50%
Target	0	100%
Maximum	10.00	200%

Linear interpolation applied to performance between Threshold, Target and Maximum levels, with no PRSUs deemed earned for performance below Threshold level performance. If a performance level was achieved, the PRSUs that were deemed earned would then vest ratably on each of the first, second and third anniversaries of the grant date, subject to recipient’s continued employment through each vesting date. The Compensation Committee believed that a one-year performance period combined with a three-year time-based vesting schedule was appropriate for the PRSUs awarded in the 2015 annual award program which would recognize and encourage sequential performance improvement, even if a target goal may not be fully achieved, as well as encourage employees to reach for exceptional performance results while rewarding growth in shareholder value that is sustained over several years and aligning our executives’ interests with those of our shareholders. Our actual fiscal 2015 Adjusted EBITDA was ($5) million, which met the pre-established Threshold level of performance. As such, 50% of the PRSUs granted to Mses. Woo and Bogart in fiscal 2015 were eligible to vest on each of the first, second and third anniversaries of the grant date, subject to continued employment with us through each vesting date. However, due to Mses. Woo and Bogart’s terminations of employment with the Company is February 2016, their unvested PRSUs were forfeited as of their termination dates.

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SUMMARY OF NAMED EXECUTIVE OFFICER COMPENSATION

Benefits and Perquisites

In fiscal 2016, we offered additional benefits designed to be competitive with overall market practices, and to attract and retain the talent needed in the Company. Our named executive officers were eligible to participate in our general benefit programs, available to all Regular Full-Time employees, which include: the bebe Retirement and Savings Plan (Section 401(k) plan), with Company matching 10% of employee contributions; an employee stock purchase plan; the bebe Health and Welfare Plan (health care coverage); a specified medical cost reimbursement plan; life insurance; disability pay; and paid holidays. Two benefits offered to the named executive officers (and other executives), not available to all employees, were reimbursement for certain qualified medical, dental and vision expenses. This plan was discontinued as of January 1, 2016. In addition, there was a disability benefit which added 10% of an individual’s base salary earnings to the percentage of base salary earnings already available to all full-time employees under the Company’s general disability plan, with certain limitations. This plan also was discontinued at the end of the fiscal year. We do not maintain a defined benefit pension plan or a nonqualified deferred compensation plan.

In connection with Mr. Mashouf’s appointment as our Chief Executive Officer, the Compensation Committee approved a payment of $8,000 per month toward the cost of housing in Los Angeles. Pursuant to Mr. Wiggett’s Employment Agreement, prior to his termination of employment, Mr. Wiggett was also eligible to receive a monthly automobile allowance and housing allowance. The Compensation Committee had also approved providing housing to Ms. Bogart in Los Angeles prior to her termination of employment. We believe that these benefits are reasonable to assist our executive officers with their costs of maintaining their primary residence outside of the Los Angeles area while working in Los Angeles because of their position with the Company.

Severance, Change in Control Benefits and Related Matters

Prior to their termination of employment, Mr. Wiggett was party to an employment agreement with the Company which provided for certain severance and change in control benefits, and Mses. Woo and Bogart were each party to a severance and change in control agreement with the Company.

Pursuant to Mr. Wiggett’s employment agreement with the Company, dated as of December 15, 2014, if Mr. Wiggett’s employment was terminated by the Company without cause or by Mr. Wiggett as a constructive termination, other than during the twelve (12) month period following a change in control, subject to Mr. Wiggett’s execution and delivery to the Company of a general release of claims that becomes effective and irrevocable, Mr. Wiggett was entitled to the following benefits:

•

lump sum cash payment in an amount equal to 100% of Mr. Wiggett’s annual base salary as of the date of termination, payable on the first regular payroll date following the date the release of claims becomes effective and irrevocable;

•	accelerated pro-rata vesting of all outstanding time-vested equity awards held by Mr. Wiggett, based on the number of months Mr. Wiggett was employed during the vesting period; and

•	payment or reimbursement of a monthly amount equal to the COBRA premiums for Mr. Wiggett and his covered dependents for up to one year following the date of termination.

In connection with his termination of employment, the Company entered into a Separation Agreement with Mr. Wiggett pursuant to which the Company agreed to pay Mr. Wiggett $800,000 in a lump sum, provide for COBRA benefits for up to three months and accelerated vesting of 31,446 shares, in each case, in full and complete satisfaction of any amounts due to Mr. Wiggett in connection with his employment with the Company. In consideration of the foregoing, Mr. Wiggett also agreed to a general release of claims against the Company.

Pursuant to the severance and change in control agreements with Mses. Woo and Bogart, if the executive’s employment was terminated by the Company without cause or by the executive as a constructive termination,

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SUMMARY OF NAMED EXECUTIVE OFFICER COMPENSATION

other than during the twelve (12) month period following a change in control, subject to the executive’s execution and delivery to the Company of a general release of claims that becomes effective and irrevocable, the executive was entitled to the following benefits:

•

lump sum payment of one times the annual base salary in effect at the time of such termination (Ms. Woo is entitled to 1.5 times annual base salary) plus the bonus payment at target for the year in which severance occurs, regardless of whether it would have been earned or not, less authorized deductions and applicable withholding taxes;

•	continued healthcare benefits for the individual and dependents for up to 12 months (Ms. Woo was entitled to up to 18 months); and

•	specified outplacement assistance.

In connection with their terminations of employment, the Company entered into Separation Agreements with Mses. Woo and Bogart pursuant to which the Company agreed to pay Ms. Woo $700,000 and provide for COBRA benefits for up to eighteen months and to pay Ms. Bogart $459,375 plus her attorneys’ fees and mediation costs, in each case, in full and complete satisfaction of any amounts due to Mses. Woo and Bogart in connection with their employment with the Company. In consideration of the foregoing, Mses. Woo and Bogart also agreed to a general release of claims against the Company.

Section 162(m) of the Internal Revenue Code

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction for compensation in excess of $1 million paid to the CEO and the three other most highly compensated NEOs employed at the end of the year (other than the Chief Financial Officer). Certain compensation is specifically exempt from the deduction limit to the extent that it does not exceed $1 million during any fiscal year or is “performance-based” as defined in Section 162(m) of the Internal Revenue Code. The Compensation Committee believes that, in establishing the cash and equity incentive compensation plans and arrangements for our executive officers, the potential deductibility of the compensation payable under those plans and arrangements should be only one of a number of relevant factors taken into consideration and not the sole governing factor. For that reason, the Compensation Committee may deem it appropriate to provide one or more executive officers with the opportunity to earn incentive compensation, whether through cash incentive awards or equity incentive awards, which may not be deductible by reason of Section 162(m) or other provisions of the Code.

The Compensation Committee believes it is important to maintain cash and equity incentive compensation at the requisite level to attract and retain the individuals essential to our financial success, even if all or part of that compensation may not be deductible by reason of the Section 162(m) limitation.

Governing Policies Regarding Company Securities

The Company maintains an Insider Trading Policy (“ITP”) which prohibits any employee from trading Company securities while in possession of material, non-public information. The ITP also prohibits employees from holding Company securities in a margin account or pledging them as collateral for a loan, due to the fact that the holder of the securities, upon a default by the employee, may trade the securities at a time where the employee may be in possession of material, non-public information. An exception was created to the prohibition of an employee pledging Company Securities as collateral for a loan where the employee can clearly demonstrate the financial capacity to repay the loan without resort to the pledged securities. Any employee wishing to pledge Company securities under this exception must first receive pre-approval for the proposed transaction from the Insider Trading Compliance Committee in accordance with the pre-approval procedures set forth in the policy.

We allow for the use of Rule 10b5-1 Trading Plans by our Directors and Executives which provide for the pre-established trading of Company common stock.

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SUMMARY OF NAMED EXECUTIVE OFFICER COMPENSATION

Summary Compensation Table

The following table sets forth information for the fiscal years ended July 2, 2016, July 4, 2015, and July 5, 2014 concerning the compensation of our chief executive officer, chief financial officer and principal accounting officer and controller, as well as two additional executives who would have been one of the three most highly compensated officers after the chief executive officer and chief financial officer, but for the fact that he or she was not serving as an executive officer of the Company at the end of fiscal 2016 (the “Named Executive Officers”).

Name, Principal Position in 2014 and Year	Salary(1) ($)	Bonus ($)	Stock Awards(2) ($)	Option Awards (3) ($)	Non-Equity Incentive Plan Compensation(4) ($)	All Other Compensation(5) ($)	Total ($)
Manny Mashouf Chief Executive Officer
2016	$268,269	$0	$0	$0	$0	$436,027	$704,296

Walter Parks President, Chief Operating Officer, Interim Chief Financial Officer
2016	$160,615	$0	$0	$0	$0	$10,554	$171,169

Darren Horvath Principal Accounting Officer and Controller
2016	$197,608	$0	$7,480	$0	$0	$1,943	$207,031
2015	$190,000	–	$62,979	$52,231	$28,500	$1,362	$335,072

Jim Wiggett Former Chief Executive Officer
2016	$676,925	$0	$0	$0	$0	$859,850	$1,536,775
2015	$415,385	–	$2,000,000	–	$207,692	$537,031	$3,160,108

Liyuan Woo Former Chief Financial Officer
2016	$336,538	$0	$93,500	$0	$0	$716,084	$1,146,122
2015	$500,000	–	$398,820	–	$125,000	$11,339	$1,035,159

Brigitte Bogart Former Executive Vice President, Design
2016	$302,885	$0	$93,500	$0	$0	$537,790	$934,175
2015	$450,000	–	$173,400	–	$100,000	$144,695	$868,095

(1)  The figures shown in the Salary column of this table reflect the amount actually received by the Named Executive Officer, not such officer’s annual rate of pay for the fiscal year; reasons annual rates of pay may or would be higher than amounts shown in this table would include, but not be limited to, where the executive started or ended employment during the fiscal year, where his/her particular salary increase went into effect during the fiscal year or if the executive elected to take time off without pay.

(2)  Amounts shown represent the aggregate grant date fair value of RSUs, and for fiscal 2015, PRSUs, granted in the year indicated computed in accordance with FASB ASC Topic 718. These grants are valued based on the closing price of our common stock on the date of grant. The grant date fair value of the PRSUs reflected in this column is the target payout based on the probable outcome of the performance-based conditions, determined as of the grant date.

(3)  Amounts shown represent the aggregate grant date fair value of options granted in the year indicated computed in accordance with FASB ASC Topic 718. Assumptions used to calculate the value of the stock options are set forth under footnote 14 in our most recent 10-K filing for fiscal year ended July 2, 2016.

(4)  No amounts were earned during fiscal 2016 under the Company’s Annual Incentive Program.

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SUMMARY OF NAMED EXECUTIVE OFFICER COMPENSATION

(5)  The dollar amounts for each perquisite and each other item of compensation shown in the “All Other Compensation” column and in this footnote represent the Company’s incremental cost of providing the perquisite or other benefit to our NEOs, in each case without taking into account the value of any income tax deduction for which the Company is eligible. Amounts include the following perquisites and other items of compensation provided to our NEOs in fiscal 2016.

All Other Compensation	Manny Mashouf		Walter Parks	Darren Horvath	Jim Wiggett	Liyuan Woo	Brigitte Bogart
Car allowance	$0		$0	$0	$4,708	$0	$0
Housing benefits	$35,210		$10,000	$0	$47,077	$0	$24,000
Medical Expense Reimbursements and Related Premiums	$0		$0	$0	$5,196	$7,770	$7,770
Additional Disability Benefit Premiums	$0		$0	$0	$484	$352	$480
Contributions to 401(k) Plan	$817		$554	$1,943	$2,385	$462	$1,090
Consulting Fee(a)	$377,500		$0	$0	$0	$0	$0
Severance Payment	$0		$0	$0	$800,000	$700,000	$504,450
COBRA Premiums	$0		$0	$0	$0	$0	$0
Outplacement Services	$0		$0	$0	$0	$7,500	$0
Board Compensation	$22,500	(b)	–	–	–	–	–
Total “All Other Compensation”	$436,027		$10,554	$1,943	$859,850	$716,084	$537,790

(a) Represents $277,500 for consulting fees paid to SKID Holdings, LLC, Mr. Mashouf’s consulting firm and $100,000 to Mr. Mashouf individually for consulting services during fiscal 2016.

(b) Represents payments to Mr. Mashouf as Chairman of the Board prior to his appointment as Chief Executive Officer of the Company in February 2016.

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SUMMARY OF NAMED EXECUTIVE OFFICER COMPENSATION

Outstanding Equity Awards at Fiscal Year End

The following table summarizes the number of shares of common stock underlying outstanding equity incentive plan awards for each named executive officer as of July 2, 2016:

Name and Grant Date	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options Exercisable(1)	Securities Underlying Unexercised Options Unexercisable(1)	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested(2)	Equity Incentive Plan Awards: # of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(3)
Manny Mashouf
–	0	0	–	–	0	0	0	0

Walter Parks
–	0	0	–	–	0	0	0	0

Darren Horvath
10/3/2014	5,581	16,740	2.34	10/2/2024
10/3/2014					6,728(3)	$3,297
10/3/2014					17,943(4)	$8,792
8/27/2015					4,000(5)	$1,960
Jim Wiggett
–	0	0	–	–	0	0	0	0
Liyuan Woo
–	0	0	–	–	0	0	0	0
Brigitte Bogart
–	0	0	–	–	0	0	0	0

(1) Stock options granted during fiscal 2014 and later vest over four years, with 25% of the award vesting annually on the anniversary of the grant date.

(2) Amounts are calculated by multiplying the number of units shown in the table by $0.49 per share, which is the closing price of our common stock on July 1, 2016, the last trading day of fiscal year 2016.

(3) These time-vesting RSUs vest over four years, with 25% of the award vesting annually on the anniversary of the grant date.

(4) Represents PRSUs that were deemed 100% earned by the Compensation Committee following the 2015 fiscal year end and thus vest ratably on each of the first, second and third anniversaries of the grant date, subject to the recipient’s continued employment through each vesting date.

(5) These time-vesting RSUs vest over 3 years, with 1/3 of the award vesting annually on the anniversary of the grant date.

bebe stores, inc.	29

REPORT OF THE COMPENSATION AND MANAGEMENT DEVELOPMENT COMMITTEE

Our Compensation and Management Development Committee has reviewed and discussed the Narrative Disclosure on Compensation required by Item 402(b) of Regulation S-K with management and, based on such review and discussion, our Compensation and Management Development Committee recommended to the board of directors that the Narrative Disclosure on Compensation be included in this proxy statement and, through incorporation by reference from this proxy statement, our Annual Report on Form 10-K for the year ended July 2, 2016.

The foregoing Report of our Compensation and Management Development Committee does not constitute soliciting materials and shall not be deemed filed or incorporated by reference into any other filing by us with the SEC, except to the extent specifically incorporated by reference.

Seth Johnson, Chair

Corrado Federico

Robert Galvin

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PROPOSAL TWO: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee selected Deloitte & Touche LLP as the independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending July 1, 2017. A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting of Shareholders with the opportunity to make a statement if the representative desires and to respond to appropriate questions.

Vote Required and Board of Directors’ Recommendation

Shareholder ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm is not required by our bylaws or otherwise. Our board of directors, however, is submitting the selection of Deloitte & Touche LLP to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the selection, the Audit Committee and the board of directors will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee and the board of directors in their discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of us and our shareholders.

The affirmative vote of a majority of votes cast at the Annual Meeting of Shareholders, at which a quorum is present, is required for approval of this proposal. If no vote is indicated on the proxy, except in the case of a broker non-vote, the shares will be voted for the proposal. Abstentions and broker non-votes will not affect the outcome of the vote.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING JULY 1, 2017.

PRINCIPAL ACCOUNTING FIRM FEES

The following table sets forth the aggregate fees billed to us for the fiscal years ended July 4, 2015 and July 2, 2016 by our principal accounting firm, Deloitte & Touche LLP:

	2015	2016
Audit Fees(1)	$1,285,576	$1,125,000
Other Fees(2)	0	2,000
Audit Related Fees (3)	24,500	0

Total	$1,310,076	$1,127,000

(1)	Audit Fees consist of fees billed for professional services rendered in connection with the audit of our consolidated annual financial statements (2015 and 2016) and internal control over financial reporting (2015), the review of our interim consolidated financial statements included in quarterly reports and services that are normally provided in connection with statutory and regulatory filings and engagements, including SEC comment letters.

(2)	Other Fees consist primarily of license fees related to an accounting research database in the amount of $2,000 in each of the listed years.

(3)	Audit Related Fees consist of fees billed for professional services rendered in connection with the filing of a Registration Statement on Form S-3 in June 2015.

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PROPOSAL TWO: RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee approves the audit services to be provided by Deloitte & Touche LLP during the year. With minor and immaterial exceptions, all of the services provided in fiscal 2016 were approved in advance by the Audit Committee. Any services Deloitte & Touche LLP performed, in addition to those pre-approved, were discussed and approved both at the time of service and after the end of the fiscal year.

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REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees the quality of our financial statements and our financial reporting on behalf of the board of directors. Management has the primary responsibility for the financial statements, maintaining appropriate accounting and financial reporting principles and policies and the reporting process, including internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Deloitte & Touche LLP, our independent registered public accounting firm, is responsible for performing an independent audit of our consolidated financial statements, expressing an opinion as to the conformity of our audited financial statements with accounting principles generally accepted in the United States.

The Audit Committee consists of three directors, each of whom, in the judgment of the board, is an independent director for purposes of the Nasdaq Listing Rules as they apply to audit committee members.

The Audit Committee has discussed and reviewed with Deloitte & Touche LLP all matters required by the applicable regulations prescribed by the Public Company Accounting Oversight Board and Securities and Exchange Commission. The Audit Committee also received from Deloitte & Touche LLP written disclosures and the letter, required by the applicable regulations of the Public Company Accounting Oversight Board, regarding the independent accountant’s independence. The Audit Committee has discussed the matter of independence of Deloitte & Touche LLP with that firm, including a review of both audit and non-audit fees, and satisfied itself as to the auditors’ independence.

The Audit Committee has reviewed and discussed with management and Deloitte & Touche LLP the audited consolidated financial statements. The Audit Committee has met with Deloitte & Touche LLP, with and without management present, to discuss the overall scope of Deloitte & Touche LLP’s audit, the results of its examinations, its evaluations of our internal controls and the overall quality of our financial reporting.

Based on the review and discussions referred to above, the Audit Committee recommended to the board of directors that our audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended July 2, 2016.

Brett Brewer

Seth Johnson

Robert Galvin, Chair

bebe stores, inc.	33

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, as of September 30, 2016, with respect to the beneficial ownership of our common stock by (i) all persons known by us to be the beneficial owners of more than 5% of our outstanding common stock, (ii) each of our directors and director-nominees, (iii) each of our executive officers named in the Summary Compensation Table in this Proxy Statement and (iv) all of our executive officers and directors as a group:

	Shares Owned(1)
Name and Address of Beneficial Owners(2)	Number of Shares	Percentage of Class%
Manny Mashouf(3)	46,539,427	58.1
Brett Brewer	38,183	*
Corrado Federico(4)	257,714	*
Seth Johnson	38,183	*
Robert Galvin	48,384	*
Jim Wiggett	255,126	*
Liyuan Woo	0
Darren Horvath(5)	14,669	*
Brigitte Bogart(6)	15,000	*
Walter Parks	2,556	*
All directors, director nominees and executive officers as a group (10 persons)(7)	47,209,242	59.0

*	Less than 1%

(1)

Number of shares beneficially owned and the percentage of shares beneficially owned are based on 80,069,002 shares outstanding as of September 30, 2016. We determine beneficial ownership in accordance with the rules of the SEC and a person is deemed to be the beneficial owner of shares that can be acquired by such person within 60 days upon exercise of outstanding options. Shares of common stock subject to options granted under bebe’s 1997 Plan, as amended, that are currently exercisable or exercisable within 60 days of September 30, 2016 are deemed to be outstanding and to be beneficially owned by the person holding such options for the purpose of computing the number of shares beneficially owned and the percentage of ownership of such person, but are not deemed to be outstanding or to be beneficially owned for the purpose of computing the percentage of ownership of any other person. Except as indicated in the footnotes to the table and subject to applicable community property laws, based on information provided by the persons named in the table, we believe that the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

(2)	Unless otherwise noted, the address of each beneficial owner is c/o bebe stores, inc., 400 Valley Drive, Brisbane, California 94005.

(3)

Includes 357,750 shares held in trusts for the benefit of Mr. Mashouf’s children, as to which Mr. Mashouf disclaims beneficial ownership; 10,490,768 shares held by the Manny Mashouf Charitable Remainder UniTrust dated 01/23/14; 162,343 shares held by the Manny Mashouf Charitable Remainder Trust dated 12/21/98; 561,994 shares held by the Manny Mashouf Foundation; and 34,966,572 shares owned by the Manny Mashouf Living Trust of which Mr. Mashouf is trustee.

(4)	Includes 238,374 shares subject to options exercisable within 60 days of September 30, 2016.

(5)	Includes 5,580 shares subject to options exercisable within 60 days of September 30, 2016 and 2,243 RSUs vesting or settled within 60 days of September 30, 2016.

bebe stores, inc.	34

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

(6)	15,000 shares held by the Bogart Trust shared with her husband.

(7)	Includes 249,535 shares subject to options exercisable within 60 days of September 30, 2016 and 2,243 RSUs vesting or settled within 60 days of September 30, 2016.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), requires our executive officers, directors and persons who beneficially own more than 10% of bebe’s common stock (collectively, “Reporting Persons”) to file reports of beneficial ownership and changes in beneficial ownership with the SEC. Reporting Persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms that they file. Based solely on our review of the forms received by us or written representations from certain Reporting Persons, we believe that all Reporting Persons complied with all applicable reporting requirements during the fiscal year ended July 2, 2016, except for Darren Horvath, who had a late Form 3 and 4 to report an equity grant of 22,321 options, 17,943 PRSUs and 8,971 RSUs due to an administrative error by the Company.

Equity Compensation Plan Information

The following table provides information as of July 2, 2016 with respect to shares of our common stock that may be issued under our existing equity compensation plans.

	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance
	(a)	(b)	(c)

Equity compensation plans approved by shareholders	3,031,615(1)	$6.86(2)	7,657,715

Equity compensation plans not approved by shareholders	0	0	0

Total	3,031,615	$6.86	7,657,715

(1)	Represents 1,652,242 shares to be issued upon exercise of outstanding options and 1,379,373 shares underlying restricted stock unit awards.

(2)	Represents the weighted-average exercise price of outstanding options.

bebe stores, inc.	35

SHAREHOLDER PROPOSALS TO BE PRESENTED AT NEXT ANNUAL MEETING

Shareholder proposals may be included in our proxy materials for an annual meeting so long as they are provided to us on a timely basis and satisfy the other conditions set forth in applicable SEC rules. For a shareholder proposal to be included in our proxy materials for the 2017 annual meeting, we must receive the proposal at our principal executive offices, addressed to the Corporate Secretary, not later than July 1, 2017. In addition, shareholder business that is not intended for inclusion in our proxy materials may be brought before the annual meeting so long as we receive notice of the proposal in compliance with the requirements set forth in our bylaws, addressed to the Corporate Secretary at our principal executive offices, not later than July 1, 2017.

TRANSACTION OF OTHER BUSINESS

At the date of this proxy statement, the only business that the board of directors intends to present or knows that others will present at the meeting is as set forth above. If any other matter or matters are properly brought before the meeting, or any adjournments or postponements thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

HOUSEHOLDING

In order to reduce expenses, we are taking advantage of certain SEC rules, commonly known as “householding,” that permit us to deliver, in certain cases, only one Notice, Annual Report or Proxy Statement, as applicable, to multiple shareholders sharing the same address, unless we have received contrary instructions from one or more of the shareholders. If you received a householded mailing this year and would like to have additional copies of the Notice, Annual Report, Proxy Statement or other proxy materials sent to you, please submit your request directed to our Corporate Secretary, at 400 Valley Drive, Brisbane, CA 94005, 415-715-3900. If you hold your stock in street name, you may revoke your consent to householding at any time by notifying your broker.

If you are currently a shareholder sharing an address with another of our shareholders and wish to have your future proxy statements and annual reports householded, please contact our Corporate Secretary at the above address or telephone number.

ADDITIONAL INFORMATION

We will furnish without charge to each person whose proxy is being solicited, upon request of any such person, a copy of the Fiscal 2016 Form 10-K as filed with the SEC, including the financial statements and schedules thereto. In addition, such report is available, free of charge, through the investor relations section of our Internet website at http://www.bebe.com on the “SEC Filings” Page. A request for a copy of such report should be directed to Gary Bosch, our Vice President, General Counsel and Corporate Secretary, at 400 Valley Drive, Brisbane, CA 94005, 415-715-3900.

bebe stores, inc.	36

IMPORTANT ANNUAL MEETING INFORMATION

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

2016 Annual Meeting Proxy Card

▼  PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

 A  Proposals — The Board recommends a vote FOR all director nominees in Proposal 1 and FOR Proposal 2

1. To elect the five (5) directors named in the Proxy Statement to hold office until the Company’s 2017 Annual Shareholder Meeting and until their successors are duly elected and qualified or until their earlier resignation or removal;

			For	Withhold				For	Withhold		For	Withhold	+
	01 -	Manny Mashouf	☐	☐	02 -	Brett Brewer		☐	☐	03 - Corrado Federico	☐	☐

	04 -	Robert Galvin	☐	☐	05 -	Seth Johnson		☐	☐

					For	Against	Abstain
2.	To ratify the appointment of Deloitte and Touche LLP as our independent registered public accounting firm for the fiscal year ending July 1, 2017.				☐	☐	☐

 B  Non-Voting Items

Change of Address — Please print new address below.

 C  Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Sign exactly as your name(s) appears on your stock certificate. If shares of stock stand on record in the names of two or more persons or in the name of husband and wife, whether as joint tenants or otherwise, both or all of such persons should sign the above proxy. If shares of stock are held of record by a corporation, the proxy should be executed by the President or Vice President and the Secretary or Assistant Secretary, and the corporate seal should be affixed thereto. Executors or administrators or other fiduciaries who execute the above proxy for a deceased stockholder should give their full title. Please date the proxy.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

■	1UPX	+
02GF3B

▼   PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Proxy — bebe stores, inc.

Proxy for 2016 Annual Meeting of Shareholders

Solicited by the Board of Directors

The undersigned hereby constitutes and appoints Walter Parks and Gary Bosch, and each of them, as his or her true and lawful agents and proxies with full power of substitution to represent the undersigned and to vote all of the shares of stock in bebe stores, inc. which the undersigned is entitled to vote at the bebe stores, inc. 2016 Annual Meeting of Shareholders to be held at the Company’s offices located at 10345 West Olympic Blvd., Los Angeles, California 90064 on December 6, 2016 at 9:30 a.m. local time, and at any adjournment thereof (1) as hereinafter specified upon the proposals listed below and as more particularly described in bebe’s proxy statement, receipt of which is acknowledged and (2) in their discretion upon such other matters as may properly come before the meeting.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO SIGN AND PROMPTLY MAIL THIS PROXY IN THE RETURN ENVELOPE SO THAT YOUR STOCK MAY BE REPRESENTED AT THE MEETING.

This proxy when properly executed will be voted in the manner directed herein. If no direction is made, such shares shall be voted FOR ratification of Deloitte & Touche LLP, and as said proxies deem advisable on such other routine matters as may properly come before the meeting.

Even if you are planning to attend the meeting in person, you are urged to sign and mail the proxy in the return envelope so that your stock may be represented at the meeting.